Exhibit 10.1

CONTINENTAL RESOURCES, INC.

DEFERRED COMPENSATION PLAN

(i)

(ii)

CONTINENTAL RESOURCES, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I

PREAMBLE AND PURPOSE

1.1	Preamble. This Continental Resources, Inc. Deferred Compensation Plan (the “Plan”) is intended to permit Continental Resources, Inc., an Oklahoma corporation (the “Company”) and its participating Affiliates, as defined herein (collectively, the “Employer”), to attract and retain a select group of management or highly compensated Employees as determined by the Plan Administrator (the “Select Group”) and Directors, as defined herein.

1.2	Purpose. Through this Plan, the Employer intends to permit the deferral of compensation and to provide additional benefits to Directors and members of the Select Group. The Employer desires to accomplish these objectives by helping to provide for the retirement of those Employees and Directors chosen to participate in the Plan.

1.3	ERISA Status. It is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)	“Account” means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Article IV.

(b)	“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Plan Administrator as an “Affiliate” for purposes of the Plan.

(c)	“Alternate Payee” means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

(d)	“Base Pay” means the annual rate of base salary paid by the Employer to an Eligible Person, or any cash retainers or fees paid by the Employer to a Director.

(e)	“Beneficiary” means the person or persons designated by the Participant to receive a distribution of his or her benefits under the Plan upon the death of the Participant, through a properly executed will or pursuant to a beneficiary designation form prescribed by the Plan Administrator, as applicable, and lastly filed with the Plan Administrator.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cash Incentive Award” means an annual or long-term cash incentive payment to a Participant pursuant to an Employer’s cash incentive plans, any bonus or commission payments, or any other cash incentive payment designated by the Plan Administrator as an eligible Cash Incentive Award for purposes of this Plan.

(h)	“Change of Control” shall have the meaning given the term “Change in Control Event” in the LTIP as in effect on the Effective Date; provided, however, that any modification to the definition of “change of control” in the LTIP adopted after the Effective Date shall apply for purposes of this Plan, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change of Control shall not apply in determining the definition of such term under this Plan unless such amendment is favorable to the Participant; and provided further, however, that in the event any distribution due to a Participant under this Plan would also constitute “deferred compensation” within the meaning of the Treasury Regulation § 1.409A-1(b)(1), either by design or due to a subsequent modification in the terms of such distribution or as a result in a change in the law occurring after the Effective Date, then to the extent such distribution is not exempt from section 409A of the Code by an applicable exemption, the term “Change of Control” shall mean an event that constitutes not only a Change of Control event described in the LTIP, but also constitutes a “change in control” within the meaning of section 409A of the Code and any Internal Revenue Service guidance promulgated with respect to section 409A of the Code.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)	“Company” has the meaning set forth in Section 1.1

(k)	“Compensation” means a Participant’s Base Pay, Cash Incentive Awards and any other item of compensation that the Plan Administrator determines to be Compensation for purposes of this Plan; provided, however, that Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to section 409A of the Code.

(l)	“Compensation Committee” means the Compensation Committee of the Board.

(m)	“Director” means a member of the Board who is not an Employee.

(n)	“Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(o)	“Discretionary Contribution” means the contribution made by the Employer on behalf of a Participant as described in Section 4.4(b).

(p)	“DRO” means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(i)	Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(ii)	Does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(iii)	Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(iv)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(v)	Clearly specifies: the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; the number of payments or payment periods to which such order applies; and that it is applicable with respect to this Plan.

(q)	“Effective Date” means January 1, 2014, except as provided otherwise herein.

(r)	“Election Form” means the written forms provided by the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes elections with respect to deferrals. Such Participant consent and elections may be done either in writing or on-line through an electronic signature, as the Plan Administrator prescribes.

(s)	“Eligible Person” means an Employee that is designated as an Eligible Person by the Plan Administrator, and each Director. As provided in Section 3.1, the Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the Plan for a Plan Year and/or may modify or terminate an Eligible Person’s participation in the Plan without the need for an amendment to the Plan.

(t)	“Employee” means each member of the Select Group receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee.

(u)	“Employer” means, collectively, the Company and each Affiliate which has adopted the Plan as a participating employer. An Affiliate may evidence its adoption of the Plan either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect to this Plan on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate.

(v)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(w)	“Good Reason” means, without the Participant’s consent, any of the following events: (i) a material diminution in the Participant’s Base Pay, (ii) a material diminution of the Participant’s authority, duties or responsibilities (or the diminution of the authority, duties or responsibilities of the Participant’s immediate supervisor), or (iii) a required relocation of the Participant to an office or a location which would increase his or her daily commute distance by more than fifty (50) miles (one-way); provided, however; that Good Reason will only be found to have occurred if the Participant provides the Employer with notice of the Good Reason event within ninety (90) days of the occurrence of such an event, and the Employer is provided with thirty (30) days in which to cure or remedy the alleged Good Reason event.

(x)	“Investment Option” means an investment fund, index or vehicle selected by the Plan Administrator and made available to Participants for the deemed investment of their Account.

(y)	“Involuntary Termination” means a Termination of Employment due to the Employer’s termination of the Participant without Cause, or by the Participant with Good Reason.

(z)	“Long-Term Incentive Plan” or “LTIP” means the Continental Resources, Inc. 2013 Long-Term Incentive Plan, as amended from time to time, or any successor long-term incentive plan of the Employer.

(aa)	“Matching Contribution” means the contribution made by the Employer on behalf of a Participant as described in Section 4.4(a).

(bb)	“Normal Retirement” means a Participant’s Termination of Employment with the Employer on or after the date that he or she reaches the age of 62.

(cc)	“Open Enrollment Period” means the period occurring each year during which an Eligible Person may make his or her elections to defer his or her Compensation for a subsequent Plan Year pursuant to Article IV.

(dd)	“Participant” means each Eligible Person who has been designated for participation in this Plan and each Employee or former Employee (or Director or former Director) whose participation in this Plan has not terminated. Each such Participant who is currently employed by the Employer or serving as a member of the Board will be referred to herein as an “Active Participant” and each such Employee who is no longer employed by the Employer and each Director who is no longer serving as a member of the Board but has an Account balance under the Plan will be referred to herein as an “Inactive Participant.”

(ee)	“Plan” means the Continental Resources, Inc. Deferred Compensation Plan as set forth herein and as the same may be amended from time to time.

(ff)	“Plan Administrator” means the Compensation Committee, unless the Board appoints a different individual, individuals or committee to handle the day-to-day administration of the Plan.

(gg)	“Plan Year” means the calendar year.

(hh)	“Select Group” has the meaning set forth in Section 1.1

(ii)	“Special Enrollment Period” means the thirty (30) day period after an Employee is employed by the Employer (or a Director is elected to the Board) and advised of his or her eligibility to participate in the Plan during which the Eligible Person may make his or her elections to defer Compensation earned after such election pursuant to Article IV. The Plan Administrator may also designate certain periods as Special Enrollment Periods to the extent permitted under section 409A of the Code (e.g., deferral elections for Compensation that is deemed to be “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e) may be made no later than six (6) months prior to the end of the applicable performance period).

(jj)	“Specified Employee” means, at any time in which the common stock of Employer is publicly traded on an established securities market (within the meaning of Treasury Regulation § 1.409A-1, et seq.), any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year was:

(i)	an officer of the Company or an Affiliate having compensation within the meaning of section 415(c) of the Code of greater than the dollar amount set forth in section 416(i), as adjusted under section 416(i)(1) of the Code (i.e., $165,000 in 2013);

(ii)	a five (5) percent owner; or

(iii)	a one (1) percent owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).

The Plan Administrator will make determinations of who is or is not a Specified Employee in accordance with sections 416(i) and 409A of the Code and other guidance of general applicability issued thereunder.

(kk)	“Termination for Cause” shall mean a Termination of Employment due to an event constituting “Cause” under a Participant’s individual employment or severance agreement with the Employer, and in the event that no such agreement exists, for any of the following events: (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Employer or other conduct harmful or potentially harmful to the Employer’s best interest, as reasonably determined by the Plan Administrator; (ii) any conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony, or any crime involving moral turpitude; or (iii) continued failure to substantially perform Participant’s material obligations and duties of employment with the Employer.

(ll)	“Termination of Employment” means (i) with respect to an Employee, the date that such Employee ceases performing services for the Employer and its Affiliates in the capacity of an employee and (ii) with respect to a Director, the date that such Director ceases to provide services to the Company as a member of the Board; provided, however, that in each case such event constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). An Employee who transfers employment between entities that are considered an “Employer” under this Plan, regardless of whether such entity has adopted the Plan as a participating employer, will not necessarily incur a Termination of Employment.

(mm)	“Trustee” means the individual or entity appointed to serve as trustee of any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 7.1.

(nn)	“Unforeseeable Emergency” means a financial hardship to the Participant resulting from (i) an illness or accident of the Participant, a spouse, a beneficiary, or a dependent (as defined under section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, (iii) the imminent foreclosure of or eviction from the Participant’s residence, (iv) the need to pay medical expenses or prescription drug expenses, (v) the need to pay for funeral expenses of a spouse, beneficiary or dependent (as defined under section 152(a) of the Code), or (vi) any other similar extraordinary and unforeseeable loss arising from events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion and in accordance with the requirements of section 409A of the Code.

A distribution on account of Unforeseeable Emergency may be made only to the extent that the Participant’s need cannot be met through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship), or by cessation of deferrals under the Plan. The amount of the distribution cannot exceed the amount necessary to meet the need (plus any taxes resulting from the distribution).

(oo)	“Voluntary Resignation” means a Participant’s voluntary Termination of Employment, other than for Normal Retirement or for Good Reason.

2.2	Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Oklahoma and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. The term “delivered to the Plan Administrator,” as used in this Plan, will include delivery to a person or persons designated by the Plan Administrator for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.

ARTICLE III

PARTICIPATION AND FORFEITABILITY OF BENEFITS

3.1	Eligibility and Participation.

(a)

Determination of Eligibility. It is intended that eligibility to participate in the Plan will be limited to Eligible Persons, as determined by the Plan Administrator, in its sole and absolute discretion. Once an Eligible Person has been deemed eligible to participate in the Plan, that Eligible Person will remain eligible to participate in the Plan in subsequent years or periods until or unless the Plan Administrator informs the Eligible Person that he or she is no longer eligible to participate, the individual incurs a Termination of Employment, or the Plan is terminated. During each Open Enrollment Period, each Eligible Person will be contacted in writing and informed that he or she may elect to defer portions of his or her Compensation and will be provided with an Election Form and such other forms as the Plan Administrator will determine. An Eligible Person will first become a Participant by completing all required forms and making a deferral election during an Open or Special Enrollment Period pursuant to Section 4.1.

(b)	Limits on Eligibility. The Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees eligible to participate in the Plan and/or may limit or terminate an Eligible Person’s participation in the Plan.

An Employee who takes an Unforeseeable Emergency distribution pursuant to Section 5.3 of this Plan will have his or her deferrals under this Plan suspended for the remainder of the Plan Year in which such distribution occurs.

(c)	Eligibility on Initial Employment. If an Eligible Person is employed or elected to the Board during the Plan Year and designated by the Plan Administrator to be a Participant for such year, such Eligible Person may elect to participate in the Plan during the Special Enrollment Period for the remainder of such Plan Year, by completing all required forms.

(d)	Loss of Eligibility Status. A Participant under this Plan who incurs a Termination of Employment will continue as an Inactive Participant under this Plan until the Participant has received payment of all amounts payable to him or her under this Plan. In the event that an Eligible Person ceases active participation in the Plan because the Eligible Person is no longer described as a Participant pursuant to this Section 3.1, or because he or she ceases making deferrals of Compensation, the Eligible Person will continue as an Inactive Participant under this Plan until he or she has received payment of all amounts payable to him or her under this Plan.

3.2	Forfeitability of Benefits. Except as provided in Section 6.1, a Participant will at all times have a nonforfeitable right to all amounts credited to his or her Account pursuant to Sections 4.2 or 4.3. Amounts credited to a Participant’s Account pursuant to Section 4.4 shall be nonforfeitable in accordance with the vesting schedule, if any, imposed on such amounts in accordance with Section 4.4. As provided in Section 7.2, however, each Participant will be only a general creditor of the Company and/or the Employer with respect to the payment of any benefit under this Plan.

ARTICLE IV

DEFERRAL, COMPANY CONTRIBUTIONS, INVESTMENTS, ACCOUNTING

4.1	General Rules Regarding Deferral Elections. An Eligible Person may become a Participant in the Plan for the applicable Plan Year by electing during the Open Enrollment Period to defer his or her Compensation pursuant to the terms of this Section 4.1 on an Election Form. Such Election Form will be submitted to the Plan Administrator by the date specified by the Plan Administrator and will be effective with respect to any Compensation the Participant earns beginning January 1 of the Plan Year immediately following the Plan Year in which the Election Form was properly submitted.

In the case of an Eligible Person who is newly employed or elected to the Board during the Plan Year, the Election Form will be entered into within the Special Enrollment Period and submitted to the Plan Administrator by the date specified by the Plan Administrator and the specified deferral elections will only be effective with respect to Compensation earned after the date such Election Form is received by the Plan Administrator.

The Plan Administrator shall have the authority to open additional Special Enrollment Periods for the deferral of Compensation in its sole discretion.

A Participant’s Election Form will only be effective with respect to a single Plan Year and will become irrevocable on the last day of the Open Enrollment Period or the Special Enrollment Period, as applicable, except as provided in Sections 5.3, 6.1 and 10.3. Deferral elections for each applicable Plan Year of participation will be made during the Open Enrollment Period pursuant to new Election Forms.

The Company (or an applicable Affiliate) shall have the authority to determine the payroll practices under which any component of Compensation subject to a deferral under this Plan will be deducted from a Participant’s Compensation.

4.2	Base Pay Deferrals. Each Eligible Person may elect to defer a designated full percentage of his or her Base Pay to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Base Pay for the applicable Plan Year, in increments of five percent (5%). A Participant shall at all times be one hundred percent (100%) vested in the Base Pay deferred into this Plan. Base Pay deferrals shall be credited to the Participant’s Account within the five business (5) day period following the date that the Base Pay would otherwise have been paid to the Participant.

4.3	Cash Incentive Award Deferrals. Each Eligible Person may elect to defer a designated full percentage of his or her Cash Incentive Award to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Cash Incentive Award for the applicable Plan Year, in increments of five percent (5%). A Participant shall at all times be one hundred percent (100%) vested in the Cash Incentive Award amounts deferred into this Plan. Cash Incentive Award deferrals shall be credited to the Participant’s Account within the five business (5) day period following the date that the Cash Incentive Award would otherwise have been paid to the Participant.

4.4	Company Contributions.

(a)	Matching Contribution. The Employer may elect to make a Matching Contribution to the Plan in any Plan Year with respect to all or any portion of the Compensation deferred on behalf of all or some of the Participants, other than Directors, for such Plan Year. With respect to all Participants other than the Company’s then-current Chief Executive Officer, the Plan Administrator or the Board may determine the amount of the Matching Contribution and any terms or conditions relating to the Matching Contribution; with respect to the Company’s then-current Chief Executive Officer, the full Board must determine the amount of the then-current Chief Executive Officer’s Matching Contribution and any terms or conditions relating to the Matching Contribution. Any Matching Contribution credited by the Employer to the Participant’s Account will be in the form of a cash contribution. Matching Contributions for any or all Participants may be subject to a vesting schedule established by the Plan Administrator (or, with respect to the Company’s then-current Chief Executive Officer, the full Board) and communicated to the applicable Participant, such schedules of which do not need to be the same for any two Participants. Any contributions directly credited to the Participant’s Account pursuant to a Matching Contribution will be credited to each Participant’s Account at such times as determined by the Plan Administrator or the Board, as applicable.

(b)	Discretionary Contribution. The Employer may elect to make a Discretionary Contribution to any Participant’s Account at any time, other than a Director’s Account. With respect to all Participants other than the Company’s then-current Chief Executive Officer, the Plan Administrator or the Board may determine the amount of the Discretionary Contribution and any terms or conditions relating to the Discretionary Contribution; with respect to the Company’s then-current Chief Executive Officer, the full Board must determine the amount of the then-current Chief Executive Officer’s Discretionary Contribution and any terms or conditions relating to the Discretionary Contribution. Any Discretionary Contribution credited by the Employer will be in the form of cash contributions. Discretionary Contributions for any or all Participants may be subject to a vesting schedule established by the Plan Administrator (or, with respect to the Company’s then-current Chief Executive Officer, the full Board) and communicated to the applicable Participant, such schedules of which do not need to be the same for any two Participants. Any contributions directly credited to the Participant’s Account pursuant to a Discretionary Contribution will be credited to each Participant’s Account at such times as determined by the Plan Administrator or the Board, as applicable.

4.5	Investment Options.

The Plan Administrator shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Plan Administrator may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant must select the Investment Options for his or her Account in the Participant’s Election Form but may make changes to his or her selections at any time, including, without limitation, during a Plan Year, in accordance with procedures established by the Plan Administrator. The Plan Administrator will also set a default Investment Option for each Plan Year that will be used for the deemed investment of any Participant’s Account where the Participant has failed to elect or choose an Investment Option.

4.6	Accounting for Deferred Compensation.

(a)	Accounts. The Company may, in its sole and absolute discretion, establish and maintain an Account for each Participant under this Plan. Each Account will be adjusted at least quarterly to reflect the fair market value of the deferrals and interest deemed credited (or debited) pursuant to the Participant’s applicable Investment Options, and any distributions that may have been made pursuant to Article V. In the sole and absolute discretion of the Plan Administrator, more than one Account may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such Account will be credited and adjusted as provided in this Plan.

(b)	Accounts Held in Trust. Amounts credited to Participants’ Accounts may be secured by one or more trusts, as provided in Section 7.1, but will be subject to the claims of the general creditors of each such Participant’s Employer. Although the assets of such trust will be separate and apart from other funds of the Employer and will be used for the purposes set forth therein, neither the Participants nor their Beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries, as benefits and all rights created under this Plan will be unsecured contractual rights of Plan Participants and Beneficiaries against the Employer. Any assets held in the trust with respect to a Participant will be subject to the claims of the general creditors of that Participant’s Employer under federal and state law in the event of insolvency. The assets of any trust established pursuant to this Plan will never inure to the benefit of the Employer and the same will be held for the exclusive purpose of providing benefits to that Employer’s Participants and their beneficiaries.

ARTICLE V

VESTING AND DISTRIBUTION OF BENEFITS

5.1	Distributions Generally.

(a)	Time of Distribution. Subject to the six (6) month and one (1) day delay applicable to Specified Employees in Section 5.2, a Participant will receive a distribution of his or her vested Plan Account upon a Termination of Employment.

(b)	Manner of Distribution. All Plan distributions shall be paid in the form of cash.

(c)	Taxation of Distributions. All distributions from the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes, as described below.

5.2	Termination Distributions to Specified Employees. In the event that a Participant is also a Specified Employee on the date of his or her Termination of Employment and a distribution of his or her Account is to occur on account of a Termination of Employment, any such payment that would cause the acceleration of, or an addition to, any taxes pursuant to section 409A of the Code or the regulations promulgated thereunder will be delayed, unless otherwise payable without the imposition of such penalty taxes pursuant to section 409A of the Code, for a period of six (6) months and one (1) day following such Participant’s Termination of Employment. This six (6) month and one (1) day restriction will not apply, or will cease to apply, with respect to a distribution to a Participant’s Beneficiary by reason of the death of the Participant.

5.3	Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Participant’s Account balance prior to his or her Termination of Employment in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency. The Plan Administrator will determine whether to grant an application for a distribution on account of an Unforeseeable Emergency in accordance with guidance issued pursuant to section 409A of the Code. Specifically, the amount distributable on account of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the need (plus any taxes resulting from the distribution). A distribution on account of an Unforeseeable Emergency may be made only to the extent that the Participant’s need cannot be met through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship), or by cessation of deferrals under the Plan. However, the determination of an Unforeseeable Emergency is not required to take into account additional compensation that could be paid to the Participant, but which has not actually been paid, under any other nonqualified deferred compensation plan in which the Participant participates.

A Participant who takes an Unforeseeable Emergency distribution pursuant to this Section 5.3 will have his or her deferrals under this Plan suspended for the remainder of the Plan Year in which such Unforeseeable Emergency distribution occurs.

5.4	Accelerated Vesting and Distribution of Accounts. Notwithstanding Section 5.1 above, in the event that any of the following events occur while a Participant is employed by the Employer, all vesting restrictions on a Participant’s Accounts, if any, will lapse and the Participant will be deemed 100% vested in his or her Account. An automatic distribution of the Participant’s Account will then occur as soon as practicable, but in no event later than the sixtieth (60th) day following the date of the event (unless otherwise subject to the Specified Employee delay period described in Section 5.2):

(a)	Change of Control

(b)	Participant’s Death or Disability. The six (6) month and one (1) day restriction on distributions to Specified Employees under Section 5.2 will not apply in the event of a Participant’s death.

In the event a terminated Participant dies before receiving a full distribution of his or her Account, the remaining Account balance will be distributed to the Participant’s Beneficiary within sixty (60) days following the date of the Participant’s death.

(c)	Participant’s Normal Retirement

(d)	Participant’s Involuntary Termination

5.5	Termination of Employment Pursuant to a Termination for Cause or Voluntary Resignation. If a Participant has a Termination of Employment pursuant to a Termination for Cause or a Voluntary Resignation, the Participant’s Account will be considered vested only to the extent vested on the Participant’s Termination of Employment.

5.6	Potential Accelerated Distribution Events. The Plan Administrator shall have the sole discretion to accelerate the distribution of a Participant’s Account in connection with any of the following events:

(a)	The Plan Administrator may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Plan Administrator’s decision to settle the Participant’s Account is evidenced in writing no later than the date of payment.

(b)	The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding section 3401 of the Code wages and taxes; provided, however, that the total payment under this Section 5.6(b) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c)	The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with section 409A of the Code.

(d)	The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

5.7	Potential Delay for Section 162(m) of the Code. If the Plan Administrator reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of section 162(m) of the Code, such payment can be delayed and paid (a) during the Participant’s first taxable year in which the Plan Administrator reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of section 162(m) of the Code or (b) subject to Section 5.2, during the period beginning with the Participant’s Termination of Employment and ending on the later of the last day of the Company’s taxable year in which the Participant separates from service or the fifteenth (15th) day of the third month following the Participant’s Termination of Employment. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 5.7 unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

5.8	Withholding. Any taxes or other legally required withholdings any distributions to Participants or Beneficiaries under the Plan will be deducted and withheld by the Employer, benefit provider or funding agent as required pursuant to applicable law. A Participant or Beneficiary will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

5.9	Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and is scheduled to receive payments from the Plan and such Participant is reemployed by the Employer, then such Participant’s payments will commence as scheduled during the period of his or her reemployment. A Participant will not automatically be eligible to participate in the Plan upon his or her reemployment, such eligibility to be determined at the discretion of the Plan Administrator.

ARTICLE VI

PAYMENT LIMITATIONS

6.1	Spousal Claims.

(a)	In the event that an Alternate Payee is entitled to all or a portion of a Participant’s Accounts pursuant to the terms of a DRO, such Alternate Payee will have the following distribution rights with respect to such Participant’s Account to the extent set forth pursuant to the terms of the DRO:

(i)	payment of benefits in a lump sum in cash as soon as practicable following the acceptance of the DRO by the Plan Administrator;

(ii)	payment of benefits in a lump sum in cash in the first January following, or in the second January following, but not later than the second January following, the acceptance of the DRO by the Plan Administrator;

(iii)	payment of benefits in substantially equal annual or monthly installments over a period of not less than one (1) nor more than five (5) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has an Account balance in excess of one hundred thousand dollars ($100,000);

Installments will be made on a monthly or annual basis, as determined above.

An Alternate Payee with respect to a DRO that provides for any of the distributions described in subsections (ii) or (iii) above, must complete and deliver to the Plan Administrator all required forms within thirty (30) days from the date the Alternate Payee is notified by the Plan Administrator that the DRO has been accepted. Any Alternate Payee who does not complete and deliver to the Plan Administrator all required forms and/or whose DRO does not provide for any of the distributions described in subsections (ii) or (iii) above will receive his or her benefits in a lump sum according to subsection (i) above.

(b)	Any taxes or other legally required withholdings from payments to such Alternate Payee will be deducted and withheld by the Employer, benefit provider or funding agent. The Alternate Payee will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

(c)	The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(d)	Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the Plan and any dispute regarding such benefits will be resolved pursuant to the Plan claims procedure in Article VIII.

6.2	Legal Disability. If a person entitled to any payment under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his or her own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payor of the benefit to make any such payment in any one or more of the following ways:

(a)	Directly to such person;

(b)	To his or her legal guardian or conservator; or

(c)	To his or her spouse or to any person charged with the duty of his or her support, to be expended for his or her benefit and/or that of his or her dependents.

The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

6.3	Assignment. Except as provided in Section 6.1, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this Plan. No amounts payable under this Plan will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

ARTICLE VII

FUNDING

7.1	Funding. Benefits under this Plan will be funded solely by the Employer. Benefits under this Plan will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust.

7.2	Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of their respective Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries will look to the insurance carrier or annuity provider for payment, and not to the Employer. The Employer’s obligation for such benefit will be discharged by the purchase and delivery of such annuity or insurance contract.

ARTICLE VIII

ADMINISTRATION

8.1	The Board. The overall administration of the Plan will be the responsibility of the Board, or any entity, committee or individual(s) the Board may delegate the responsibility of administering the Plan.

8.2	Powers of Board. The Board will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the Board will have the following powers and duties:

(a)	To appoint a Plan Administrator.

(b)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)	To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)	To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and any trust established to secure the assets of the Plan (i) when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Board will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

8.3	Appointment of Plan Administrator. The Board will initially appoint the Compensation Committee to act as the Plan Administrator. The Plan Administrator will have the responsibility and duty to administer the Plan on a daily basis. The Board may delegate all or some of its powers under the Plan to the Plan Administrator. The Board may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the Board.

8.4	Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:

(a)	To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)	To determine all questions with regard to rights of Employees, Participants, and Beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Employee to participate in the Plan and the value of a Participant’s Accounts;

(d)	To enforce the terms of the Plan and any rules and regulations adopted by the Board;

(e)	To review and render decisions respecting a claim for a benefit under the Plan;

(f)	To furnish the Employer with information that the Employer may require for tax or other purposes;

(g)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)	To prescribe procedures to be followed by Participants in obtaining benefits;

(i)	To receive from the Employer and from Participants such information as is necessary for the proper administration of the Plan;

(j)	To establish and maintain, or cause to be maintained, the individual Accounts described in Article IV;

(k)	To create and maintain such records and forms as are required for the efficient administration of the Plan;

(l)	To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the Plan;

(m)	To give the Trustee of any trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

(i)	making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)	making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;

(n)	To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(o)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)	To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

8.5	Indemnification of Board and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the Board and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the Board’s, or any such person’s commission of fraud or willful misconduct.

8.6	Claims for Benefits.

(a)	Initial Claim. In the event that an Employee, Eligible Person, Participant or his or her Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, such “Claimant” must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Claimant who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

(b)

Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Plan Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Administrator may have up to an additional ninety (90) days to process the claim. If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision.

(c)	Notice of Denial. If the Plan Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)	The specific reason(s) for the denial;

(ii)	Specific reference to the pertinent Plan provisions on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iv)	A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following a denial of the claim on appeal; and

(v)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(d)	Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Plan Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(e)	Notice of Decision on Appeal. If the Plan Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)	The specific reason(s) for the denial;

(ii)	Specific references to the pertinent Plan provisions on which such denial is based;

(iii)	A statement that the Claimant may receive on request all relevant records at no charge;

(iv)	A description of the Plan’s voluntary procedures and deadlines, if any;

(v)	A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(vi)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(f)	Claims Procedures Mandatory. The internal claims procedures set forth in this Section 8.6 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 8.6, the denial of the Claim shall become final and binding on all persons for all purposes.

8.7	Receipt and Release of Necessary Information. In implementing the terms of this Plan, the Plan Administrator may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan will furnish to the Plan Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.8	Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

ARTICLE IX

OTHER BENEFIT PLANS OF THE COMPANY

9.1	Other Plans. Nothing contained in this Plan will prevent a Participant prior to his or her death, or a Participant’s spouse or other Beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him or her, a surviving spouse or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for Employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to “qualify” under section 401 of the Code, Compensation deferrals made under this Plan will constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

10.1	Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

10.2	Amendment of Plan. The Company, through an action of the Board, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time. No amendment may adversely impact the amount of benefits a Participant has accrued under the Plan at such time except to the extent required by applicable law.

10.3	Termination of Plan. The Company, through an action of the Board, may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his or her Accounts under this Plan up to the date of suspension or termination, except as required by applicable law and pursuant to the valuation of such Accounts pursuant to Article IV. Notwithstanding any provision of this Plan to the contrary, upon the complete termination of the Plan, the Board, in its sole and absolute discretion, may direct that the Plan Administrator treat each Participant as having incurred a Termination of Employment and to commence the distribution of each such Participant’s Account to the Participant or the Participant’s Beneficiary to the extent that the commencement of such distribution will not violate section 409A of the Code.

The Plan may be terminated and liquidated under the following circumstances:

(a)

Corporate Dissolution or Bankruptcy. The Board may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in

Participants’ gross incomes in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the Plan termination and liquidation occurs.

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Board may terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control event, as defined in Treasury Regulation § 1.409A-3(i)(5), provided that all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the change in control event so that under the terms of the Plan and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case of a change of control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 10.3(b) may be made with respect to the Employer that is primarily liable immediately after the change of control transaction for the payment of benefits under the Plan.

(c)	Termination of Plan. The Board may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the Plan is terminated and (v) the Company or the Employer, as applicable depending on whether the Plan is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.

10.4	Termination of Affiliate’s Participation. An Affiliate may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate’s participation in the Plan at any time by an action of the Board and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Plan Administrator can administratively implement such termination. In the event that an Affiliate’s participation in the Plan is terminated, each Participant employed by such Affiliate will continue to participate in the Plan as an Inactive Participant and will be entitled to a distribution of his or her entire Account upon his or her Termination of Employment.

ARTICLE XI

MISCELLANEOUS

11.1	No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.

11.2	Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

IN WITNESS WHEREOF, this Plan has been executed on this 26th day of September, 2013.

CONTINENTAL RESOURCES, INC.
(Registrant)

By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer